EXHIBIT 23.1


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


         We consent to the incorporation by reference in this Registration Statement of All American Pet, Inc. on Post Effective Amendment No.5 to Form SB-2, File No. 333-135283 of our report which includes and explanation paragraph as to the Company's ability to continue as a going concern, dated July 13, 2007, with respect to our audit of the financial statements of All American Pet, Inc. as of December 31, 2006 and for the year then ended which appears in All American Pet, Inc's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on July 17, 2007. We also consent to the reference to our film under the heading "Experts" in such Prospectus

                                            WEINBERG & COMPANY,
                                            P.A Certified Public Accountants


Boca Raton, Florida July 30, 2007